EXHIBIT 8.1

Name of Entity

The following is a list of this Company’s currently operating subsidiaries. As of the June 29, 2016, active subsidiaries that conduct operations: Nissin Precision Metal Manufacturing Limited; Kayser Limited; Golden Bright Plastic Manufacturing Company Limited; Hi-Lite Camera Company Limited; Kayser Myanmar Manufacturing Company Ltd.; and Nissin Metal and Plastic (Shenzhen) Company Limited.

Antemat Limited	Kayser Limited

Nissin Mechatronic Limited	Golden Bright Plastic Manufacturing Company Limited

Cavour Industrial Limited	Nissin Precision Metal
Manufacturing Limited

Nissin Metal and Plastic (Shenzhen) Company Limited	Saiwan Industries Limited

Kayser Myanmar Manufacturing Company Ltd.	Advanced Clean Innovations Asia Limited

Hi-Lite Camera Company Limited

All of the foregoing entities are wholly-owned by Highway Holdings Limited, except (i) Kayser Myanmar Manufacturing Company Ltd. (the Company owns 75% of this entity), and (ii) Advanced Clean Innovations Asia Limited (the Company owns 51% of of this entity). All subsidiaries, with the exception of Nissin Metal and Plastic (Shenzhen) Company Limited (organized in China) and Kayser Myanmar Manufacturing Company Ltd. (organized in Myanmar) are incorporated in Hong Kong.